Prudential Equity Fund, Inc.
                    Treasurer's Certificate

   The  undersigned,  Treasurer  of Prudential Equity  Fund,  Inc.,  a  Maryland

corporation (the "Fund"), does hereby certify as follows:

           1.    For  the  fiscal year ended December 31, 1995, the Fund  issued

164,467,354  shares  of  Common Stock (including 9,919,457  shares  issued  upon reinvestment  of  dividends), $.01 par value, consisting of 75,193,552  Class  A shares, 87,871,879 Class B shares and 1,401,923 Class C shares.

           2.   In respect of the issuance of such 164,467,354 shares (including

9,919,457   shares  issued  upon  reinvestment  of  dividends),  consisting   of

75,193,552  Class  A  shares, 87,871,879 Class B shares and  1,401,923  Class  C

shares,   and   received   cash   consideration  of  $2,484,974,521   (including

$156,970,116   received   upon   reinvestment  of   dividends)   consisting   of

$1,151,482,789  for  Class  A shares, $1,311,788,536  for  Class  B  shares  and

$21,703,196 for Class C shares.

           3.    With  respect  to  each share issued, the  Fund  received  cash consideration not less than the net asset value per share on the date issued and

not less than $.01       per share.

           4.    To  the best of my knowledge and belief, the Fund is   in  good

standing in the State of Maryland.

           5.    At  no  time  during  the fiscal year were  there  issued   and

outstanding more shares of the Fund's Common      Stock than authorized  by  the

Articles of              Incorporation.

      In  Witness  Whereof, I have hereunto signed my name as Treasurer  of  the

Company.

Date:  February 26, 1996

(SEAL)

                                 /s/ Eugene S. Stark
                                 Eugene S. Stark





EQF-296.CER